News Release

Contacts:

Integra LifeSciences Holdings Corporation

John B. Henneman, III	Investor Relations:
Executive Vice President and Chief Financial Officer (609) 275-0500 jack.henneman@integralife.com	Angela Steinway (609) 936-2268 angela.steinway@integralife.com

Integra LifeSciences Announces Agreement to Acquire Ascension Orthopedics

Integra Extremity Reconstruction to Expand in Foot, Hand and Shoulder Markets

Company to Gain Access to PyroCarbon Technology

PLAINSBORO, NJ and AUSTIN, TX, September 12, 2011 (GlobeNewswire) — Integra LifeSciences Holdings Corporation (Nasdaq:IART) and Ascension Orthopedics, Inc. (“Ascension”) today announced an agreement for Integra to acquire Ascension, a provider of high quality, innovative products for the foot, hand and shoulder markets, for approximately $65 million in cash, subject to adjustments. When combined with Integra’s legacy business, the products will represent approximately 45% of Integra’s Orthopedics revenues.

Ascension, based in Austin, Texas, develops and distributes a range of implants for the shoulder, elbow, wrist, hand, foot and ankle. In particular, Ascension will add a significant upper extremity and shoulder portfolio, which complements Integra’s strength in lower extremity.

“Ascension is an ideal strategic fit for Integra, as it reinforces our commitment to and presence in the fast-growing extremities space,” said Stuart Essig, Integra’s Chief Executive Officer.

Ascension will also bring to Integra its differentiated pyrolytic carbon technology. PyroCarbon is a specific form of carbon with specially manufactured crystalline structures that give it excellent strength and wear characteristics. Ascension’s PyroCarbon has decades of clinical support defining its durability, wear resistance, and biocompatibility.

“We are very excited to become a part of Integra,” said Guy Mayer, President and CEO of Ascension. “Integra’s dedicated sales force and strong balance sheet provide the stability and infrastructure necessary for us to fuel growth and emerge as a leader in the important extremities market.”

The combination of Ascension and Integra will bring numerous potential benefits, including:

•	Complementary Product Portfolio. Ascension will bring to Integra a strong position in upper extremity products, including shoulder. Ascension’s lower extremity offerings significantly enhance Integra’s leading line of foot and ankle products.

•	New Entry Into Shoulder Market. Ascension will provide to Integra currently-marketed leading-edge shoulder products, opening the largest component of the extremities market, estimated at $600 million.

•	PyroCarbon Technology. Ascension’s proprietary PyroCarbon material has years of clinical evidence that define its biocompatibility, elasticity, strength and safety. Integra is excited about the potential of this technology in its product development program.

•	Industry Experience. The Ascension management and development teams will bring additional extremities industry experience to Integra’s organization.

“We are delighted to welcome the Ascension organization, distributors and customers to Integra,” said Robert Paltridge, Integra’s President, Extremity Reconstruction. “Through this combination, Integra will be able to provide a broader array of solutions that limit uncertainty for the busiest extremity surgeons.”

Ascension generated approximately $19 million in revenue in the twelve months ended June 2011. Although Ascension has grown its revenues each year since its inception in 1996, it has not operated profitably.

The transaction is subject to customary closing conditions and is expected to close by the end of this month.

Integra expects to provide detailed guidance regarding the financial impacts of this transaction when it reports its financial results for the third quarter of 2011.  Upon closing, Integra preliminarily expects this acquisition to add negligible revenues to its third quarter 2011, approximately $4 million to its fourth quarter 2011 revenues, and $20 million for the year 2012 revenues, in each case net of potential lost business attributable to the integration.

Excluding transaction and integration related costs and charges, the combined organization is expected to generate significant recurring cost savings by the third quarter of 2012. Integra expects this acquisition to have a negligible impact on its third quarter adjusted earnings per share and a dilutive impact of 5 to 6 cents on its fourth quarter adjusted earnings per share* in 2011, and a greater dilutive impact on its quarterly 2011 GAAP earnings per share. Heading into 2012, Integra expects the acquisition to be 6 to 8 cents dilutive to full year 2012 adjusted earnings per share, with dilution in the first half of the year followed by a neutral to slightly accretive second half. Integra expects a greater dilutive impact to Integra’s 2012 GAAP earnings per share.

“As Ascension has generated operating losses of about $2 million per quarter, the transaction will be dilutive to Integra’s earnings for several quarters,” said Jack Henneman, Integra’s Chief Financial Officer. “As we restructure the business, we expect substantial savings to come from reducing redundant costs and increasing the efficiency of the organization. The transaction should become accretive to both adjusted and GAAP earnings by the second half of 2012. We will provide more detailed guidance on the scope and pace of the integration during our third quarter conference call next month.”

Integra plans to fund this transaction from cash on hand and borrowings under its line of credit.

UBS Investment Bank advised Ascension in connection with the transaction.

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About Integra

Integra LifeSciences, a world leader in medical devices, is dedicated to limiting uncertainty for surgeons, so they can concentrate on providing the best patient care. Integra offers innovative solutions in orthopedics, neurosurgery, spine, reconstructive and general surgery. For more information, please visit www.integralife.com.

About Ascension

Ascension develops and sells a full range of implants for the shoulder, elbow, wrist, hand, foot and ankle. The company offers its products to customers worldwide. Ascension was founded in 1996 and is based in Austin, Texas.

*Adjusted earnings per share exclude acquisition-related costs and other costs as detailed in our Current Report on Form 8-K filed on July 28, 2011. Adjusted earnings per share is a non-GAAP financial measure and should not be considered a replacement for GAAP results.

Additional Information

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and reflect Integra’s judgment as of the date of this release. Forward-looking statements include, but are not limited to, statements concerning expectations for the strategic benefits that this acquisition will provide to Integra, the effect of the acquisition on our results of operations, including revenue growth and earnings per share. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Among other things, Integra’s ability to successfully integrate the Ascension business into its own operations could affect the extent of the strategic benefits that Integra generates from this acquisition, and the impact of the acquisition on results of operations, including revenue growth and earnings per share. In addition, the economic, competitive, governmental, technological and other factors identified under the heading “Risk Factors” included in Item 1A of Integra’s Annual Report on Form 10-K for the year ended December 31, 2010 and information contained in subsequent filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and Integra undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.